EXHIBIT 99.1

For Immediate Release                                               Contact:  M. Ray “Hoppy” Cole, CEO or
DeeDee Lowery, CFO
Phone:  601-268-8998

The First Bancshares, Inc. Announces Completion of
Preferred Stock Offering Raising $20 Million

Hattiesburg, Ms., March 22 – The First Bancshares, Inc. (the “Company”) (NASDAQ: FBMS), the parent company of The First, A National Banking Association, (www.thefirstbank.com) announced today the successful completion of a private placement of Series D Nonvoting Convertible Preferred Stock, $1 par value.  The Company raised $20 million in new capital through a private placement of 1,951,220 shares of its Series D Nonvoting Convertible Preferred Stock at a price of $10.25 per share.

The preferred stock will automatically convert into shares of Common Stock at a ratio of one share of Common Stock for each share of Preferred Stock owned within three business days following the Company’s receipt of shareholder approval.  The shareholders’ meeting at which this approval is to be solicited is currently scheduled for May 23, 2013.

M. Ray “Hoppy” Cole, President & Chief Executive Officer, commented, “We are pleased with the response to our capital raise.  The offering was oversubscribed and was a vote of confidence by the investment community showing strong support for our Company and its strategic plan.  This new capital will allow the Company to continue to grow organically and will support the capital needs of the potential acquisition of First National Bank of Baldwin County.”

The Company intends to use the net proceeds from this offering to increase its equity capital and for general corporate purposes, which may include, among other things, support for organic and acquisition-based growth.  As of December 31, 2012, the Company had assets of $721.4 million and was “well capitalized” by regulatory standards.

The Company engaged the investment banking firm of FIG Partners, LLC to act as its sole placement agent to assist with the offering and the law firm of Jones Walker LLP acted as legal counsel.

About The First Bancshares, Inc.
The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association.  Founded in 1996, The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins, Gulfport, Biloxi, Long Beach and Diamondhead, Mississippi as well as Bogalusa, Louisiana. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS.  As of December 31, 2012, The Company had total assets of $721.4 million; total loans of $413.7 million; and total deposits of $596.6 million.  Additional information is available on the Company’s website:  www.thefirstbank.com.

Forward Looking Statement
This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations.  The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.  Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.